Exhibit 99.1
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                         NATIONAL HOME HEALTH CARE CORP.
              ANNOUNCES REVISED ESTIMATES OF THE IMPACT OF CERTAIN
                  REIMBURSEMENT RATE REDUCTIONS IN CONNECTICUT

         Scarsdale, New York, September 10, 2003, National Home Health Care Corp. (NASDAQ:NHHC), a provider of home health care and staffing services in the Northeast, today revised certain estimates regarding the impact of certain reimbursement rate reductions in Connecticut.

         In April and June of this year, the Company disclosed in press releases reductions by the Connecticut Department of Social Services in Medicaid reimbursement rates for certain nursing visits. These rate reductions were effective May 1, 2003. In the press releases, the Company estimated that the rate reduction would result in annualized decreases in net patient revenue of approximately $8,000,000 and in net income of approximately $2,700,000. The estimates were based on information available to the Company at the dates of the press releases.

         The Company is revising its estimates in light of the Company's experience through the first three months of operations after the May 1 rate reductions became effective. The Company now estimates that the rate reductions will result in reductions in the Company's annual net patient revenue and net income of approximately $6,000,000 and $1,560,000, respectively.

         The revised estimates are based on the Company's judgments at this time. There can be no assurances regarding the effect of the rate changes as impacted by other developments regarding the Company's operations and its industry. The Company does not intend to provide further estimates with regard to the May 1 rate reductions.

          The Company will be reporting its fourth quarter and year ended July 31, 2003 financial results by mid-October 2003.

         National Home Health Care Corp. is a provider of home health care services in New York, New Jersey, Connecticut and Massachusetts and also provides staffing services in New York, New Jersey and Connecticut.

         Certain matters set forth herein are forward-looking statements that are dependent on risks and uncertainties, including risks and uncertainties as to the future mix of nursing services delivered by the Company, further changes in reimbursement rates, cost-saving measures implemented by the Company in response to reduced reimbursement rates, and other operational and regulatory factors in the Company's highly regulated industry.


CONTACT: Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.